Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into effective as of January 18, 2017, by and between HealthWarehouse.com, Inc., a Delaware corporation (the "Company") with its principal office and place of business located at 7107 Industrial Road, Florence, KY 41042, and John Pauly (“Employee”).

RECITAL

The Employee has experience in the pharmaceutical field. The Company desires to hire the Employee for this expertise. Therefore, the Company and the Employee mutually desire to enter into this Agreement in order to set forth the specific terms of the Employee’s employment by the Company.

In consideration of the promises and mutual covenants, agreements and undertakings of the parties hereinafter set forth, the Company and the Employee agree as follows:

1.                  Employment. The Company employs the Employee, and the Employee accepts employment by the Company, on the terms and conditions hereinafter set forth.

2.                  Term of Employment. The term of the Employee’s employment with the Company (“Term”) shall be for a period commencing on January 18, 2017, and continuing through the close of business on December 31, 2017, unless and until terminated as hereinafter provided. This Agreement shall renew for subsequent one (1) year terms unless terminated by either party as provided herein. For the purposes of this Agreement, any renewal of this Agreement shall be considered part of the Term.

3.                  Services and Duties. Employee agrees to work full-time in the position of Chief Operating Officer for Company, subject to the supervision and direction of the Company’s Chief Executive Officer, or at such times that there is no Chief Executive Officer, then the Board of Directors, at such locations as Company may direct. At the Board of Director’s request, Employee also agrees to serve in such other roles as determined by the Company, including but not limited to as interim Chief Executive Officer and President. Employee agrees to abide by all policies and rules of Company at all times, and to carry out all such duties as may be assigned to him from time to time by Company. Employee agrees to remain committed to the performance of his duties hereunder, and Employee agrees to use his best efforts to perform those duties faithfully, industriously and with maximum application of experience, ability and talent.

4.	Compensation and Benefits. For his services pursuant to this Agreement, the Company agrees to compensate the Employee with the following salary and other benefits.

(a)	Salary. The Company shall pay the employee an annual salary in the amount of $100,000 to be paid in accordance with normal payroll practices of the company. This salary will be reviewed by the compensation committee prior to the end of each term for possible merit increases.

(b)	Benefits. The Employee shall be entitled to participate in the employee and fringe benefit plans and programs of the Company in which employees of the Company are generally eligible to participate from time to time during the Employment Period, subject to and on a basis consistent with the terms, conditions, eligibility requirements and overall administration of such plans and programs.

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(c)	Vacation. Employee shall be eligible for five (5) weeks’ vacation annually.

(d)	Business, Travel and Entertainment Expenses. The Company shall also pay or reimburse the Employee for other reasonable and necessary business, travel and entertainment expenses incurred by the Employee on behalf of the Company or otherwise in connection with his services pursuant to this Agreement, in accordance with the Company’s normal policies and procedures on reimbursements.

5.	Termination of Term. The Term of the Employee’s employment hereunder shall be subject to termination as follows:

(a)	Termination by Company for “Cause”. The Company shall have the right to immediately terminate this Agreement for cause. Cause is defined as any of the following based on a good faith and reasonable belief by the Company: (i) material breach of Employee’s obligations and agreements hereunder; (ii) gross neglect in the conduct of Employee’s duties hereunder; (iii) insubordination by Employee; (iv) dishonesty by Employee; (v) unauthorized disclosure of trade secrets by Employee; (vi) disability of Employee that lasts greater than one (1) year and renders Employee unable to work; or (vii) conviction of Employee of a criminal offense in violation of state or federal law and which results in a sentence to incarceration or probation, subject, however, to the provisions of Section (5)(c) below.

(b)	Termination by Employee for “Cause”. The Employee shall have the right to terminate the Term for cause in the event of any material breach by the Company of its obligations and agreements hereunder, subject, however, to the provisions of Section (5)(c) below.

(c)	Procedure for Termination for “Cause”. In order to terminate for Cause, and as a condition to exercising such right to terminate for Cause, the party desiring to terminate the Term shall be obligated to give the other party, either the Employee or the Company, at least twenty (20) days’ prior written notice of such intention to terminate, specifying in detail the grounds or reasons for such termination for cause. Following any such notice of termination for cause (other than termination by the Company under Section 5(a)(vii)), the party receiving such notice shall be permitted a reasonable opportunity, and the party giving such notice shall be obligated in good faith to permit such reasonable opportunity to the party receiving such notice, to endeavor during such twenty (20) day notice period to cure such claimed cause to the reasonable satisfaction of the party desiring to terminate the Term.

(d)	Termination upon Employee’s Death. The Term shall terminate upon the Employee’s death.

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(e)	Termination by Company “Without Cause”. The Company shall have the right to terminate the Term without cause upon 30 days’ advance written notice to Employee, or in lieu thereof by paying the Employee, in addition to any amounts the Employee is due under Section 4 hereof, his then-current daily Base Salary for each day the Company's written notice of termination is less than 30 days.

(f)	Termination by Employee “Without Cause”. The Employee shall have the right to terminate the Term without cause subject to delivery of written notice to the Company at least thirty (30) days prior to the date of termination.

(g)	Termination by Employee Due to Specific Events. The Employee shall have the right to terminate the Term upon thirty (30) days prior written notice to the Company in the event that any of the following events occurs:

(i)	The Company merges or consolidates with an unrelated entity, is sold to another entity, or dissolves (in which case notice must be received prior to the Company’s change in control), and this Agreement is not assumed by the successor to the Company.

(ii)	The Company substantially changes the duties of the Employee.

(h)	Effect of Termination of Term. Upon termination of the Term of the Employee’s employment pursuant to this Agreement, the Company shall be obligated to pay the accrued salary and benefits through the effective date of such termination and provide the other benefits to the Employee (or his designated beneficiary or estate in the event of his death), in accordance with the terms and provisions of this Agreement.

6.	Restrictive Covenants.

(a)	Nondisclosure of Confidential Information. The Employee acknowledges that during the course of the Employee's employment with the Company, the Employee has had or will have access to and knowledge of certain information that the Company considers confidential, and the release of such information to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Employee hereby agrees and acknowledges that the Employee owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after the Employee's employment with the Company, the Employee will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Employee's duties hereunder, provided the Employee is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process. The Employee will at all times hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person. The Employee will return to the Company all Confidential Information in the Employee's possession or under the Employee's control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Employee's relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term "Confidential Information" shall mean any information used by or belonging or relating to the Company or any of its affiliates that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the Company's business and services, employee information, customer lists and records, business processes, procedures or standards, know- how, manuals, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that the Company advises the Employee should be treated as confidential information. Further, Confidential Information shall not include information which is independently obtained from a third party whose disclosure violates no duty of confidentiality to the Company.

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(b)	Intellectual Property. The Employee acknowledges and agrees that all analyses, reports, proposals, software, documentation, machine code and other intellectual property owned by the Company (collectively, the "Company's Intellectual Property") are and shall remain the sole and exclusive property of the Company, or as otherwise may be noted, and that in no event shall the Employee have any ownership interest therein. In that connection, the Employee hereby irrevocably assigns, transfers and conveys to the Company all of his right, title and interest, if any, in and to the Company's Intellectual Property, including any rights the Employee may have of patent, copyright, trade secret or other proprietary rights in the Company's Intellectual Property. The Employee agrees to assist the Company in every proper way to obtain and from time to time enforce patents, copyrights, trade secrets and all other proprietary and intellectual property rights and interest in and to all the Company's Intellectual Property in any and all countries, and to that end the Employee will execute and deliver all documents and other papers and materials for use in applying for, obtaining and enforcing such patents, copyrights, trademarks and other proprietary and intellectual property rights and interests, as the Company may request in writing, together with any assignments thereof to the Company or persons designated by it. The Employee agrees that the Company is appointed as his attorney to execute all such instruments and do all such things for the purpose of assuring to the Company (or its designee) the full benefit of the provisions of this paragraph.

(c)	Noninterference with Clients or Employees. The Employee agrees that, during the period of the Employment Period and for a period of 12 months from the date of termination of employment for any reason (the "Restricted Period"), the Employee shall not, on the Employee's own behalf or on behalf of any other person or entity, solicit or in any manner influence or encourage any current or prospective client, customer, employee or other person or entity that has a business relationship with the Company or any subsidiary, to terminate or limit in any way their relationship with the Company, or interfere in any way with such relationship.

(d)	Survival. The provisions of this Section 6 shall be applicable and shall survive for the time periods specified herein without regard to the termination of the Employment Period or the expiration of the Agreement Term.

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(e)	Enforcement. The Employee acknowledges and agrees that the provisions of this Section 7 are reasonable and necessary for the successful operation of the Company. The Employee further acknowledges that if he breaches any provision of this Section 7, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages. In addition, the Employee further acknowledges that if he breaches any provision of this Section 6 following his termination of employment with the Company, the Employee will forfeit the right to any unpaid severance or other payments due under this Agreement. If any provision of this Section 6 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 6 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Section 6 (or any portion thereof). For purposes of the restrictions of this Section 6, references to the "Company" include reference to its subsidiaries and affiliates.

(f)	Injunctive Relief. Employee acknowledges and agrees that Company will suffer irreparable harm in the event Employee fails to comply with any of its obligations set forth herein and that monetary damages alone will be inadequate to compensate Company for such breach. Accordingly, Employee agrees that Company, in addition to any other remedies available to it at law or in equity, will be entitled too temporary, preliminary and permanent injunctive relief to enforce the terms hereof without prejudice to any of Company’s other legal remedies available to it as a result of such violation. The parties agree that the restrictions contained herein including injunctive relief shall survive the termination of this Employee’s employment, for whatever reason.

7.                  Survival. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns.

8.                  Choice of Law and Venue. This Agreement shall be governed by and construed according to the laws of Kentucky. All duties and obligations created hereunder are deemed performable in Boone County, Kentucky, and Boone County shall be the sole and exclusive venue for any proceeding, which arises out of this Agreement.

9.                  Attorney Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover all damages, costs and attorney’s fees incurred by that party in enforcing the terms of this Agreement from the non-prevailing party.

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10.              Assignment and Delegation. Employee shall not assign any rights or delegate any duties under this Agreement without the prior written consent of Company. Any such assignment or delegation without Company’s consent shall be void.

11.              Waiver. If either party waives a breach of any provision of this Agreement by the other party, such waiver shall not operate as a waiver of any subsequent breach of the same or any other provision of this Agreement, nor impair either party’s rights with respect to any other breach of this Agreement.

12.              Survivability. If any portion of this Agreement shall be determined to be invalid, illegal or unenforceable by any valid Act of Congress or act of any legislature or by any regulation duly promulgated by the United States or a state acting in accordance with the law, or declared null and void by any court of competent jurisdiction, in a final, non-appealable decision, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

13.              Headings. The headings in this Agreement are inserted for reference and convenience only, and not to be considered in the construction of the provisions hereof, and shall not in any way limit the scope or modify the substance or context of any section hereof.

14.              Amendment. No modification, amendment, or alteration of the terms of this Agreement shall be binding or effective unless the same be in writing, dated subsequent to the date hereof, and duly executed by or on behalf of both of the parties to this Agreement.

15.              Notices. Any notice required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail to the Employee or the Company, as the case may be, to the address of the Employee or of the Company, as the case may be, at the address set forth in the introductory paragraph of this Agreement, or to such other address as either party hereto may from time to time specify to the other party by written notice given as herein provided. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or as of the date on which the notice was properly deposited in a regularly maintained receptacle for deposit of United States Mail, postage and charges prepaid, if sent by registered or certified mail.

16.              Entire Agreement. This Agreement contains the complete agreement concerning the employment relationship between the Employee and the Company, and shall as of the effective date hereof supersede all other agreements between the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement on the day, month and year first above written.

Employee:	Company:

HealthWareHouse.Com, Inc

/s/ John Pauly	/s/ Mark Scott
John Pauly	By:	Mark Scott
Chair, Compensation Committee

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